EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES

LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES



NAME AND DOING BUSINESS AS:                            SATE OF  INCORPORATION

Lowe's Home Centers, Inc.                                  North Carolina
The Contractor Yard, Inc.                                  North Carolina
Sterling Advertising, Ltd.                                 North Carolina
LF, LLC                                                    Delaware
Lowe's Home Centres (Canada), Inc.                         Canada
L G Sourcing, Inc.                                         North Carolina
Lowe's HIW, Inc.                                           Washington
Anchorage Eagle, LLC                                       Alaska
Lowe's/Richmond Indiana, LLC                               Indiana
Eagle Hardware and Garden Distribution Services, Inc.      Washington
Westinghouse Consumer Brands, LLC                          Delaware